SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): July 15, 1998


                          The Stanley Works
               (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)











                        Page 1 of 9 Pages
                Exhibit Index is located on Page 4

     Item 5.   Other Events.

               1. On July 15, 1998, the Registrant issued a press release announcing second quarter earnings. Attached as Exhibit (20)(i) is a copy of the Registrant's press release.

               2. On July 15, 1998, the Board of Directors of the Registrant authorized the repurchase of up to four million shares of the Registrant's Common Stock in order to satisfy the demand for shares under the Registrant's various stock purchase and stock option plans and avoid the dilution that would otherwise be caused by transactions under these plans. Management anticipates that these purchases will take place over the next few years.

     Item 7.   Financial Statements, Pro Forma Financial
               Information and Exhibits.

                  (c)  20(i)  Press release dated June 15, 1998
                      discussing expected second quarter
                      results.


























                        Page 2 of 9 Pages


                            SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized



                                   THE STANLEY WORKS



Date: July 15, 1998      By:       Stephen S. Weddle
                         Name:     Stephen S. Weddle
                         Title:    Vice President,
                                   General Counsel and
                                   Secretary

































                        Page 3 of 9 Pages

                          EXHIBIT INDEX

                    Current Report on Form 8-K
                       Dated July 15, 1998



          Exhibit No.                             Page

          20(i)                                     5





































                        Page 4 of 9 Pages



FOR IMMEDIATE RELEASE                       Exhibit (20) (i)

THE STANLEY WORKS CORE EARNINGS UP 6% IN 2ND QUARTER;
ANNOUNCES 7.5% INCREASE IN DIVIDEND PAYMENT

New Britain, Connecticut, July 15, 1998:  The Stanley Works
(NYSE: "SWK") announced that "core" earnings increased by 6% in its second quarter ended July 4, 1998. Core results exclude restructuring charges, restructuring-related transition costs and certain other non-recurring costs.

Second quarter core net income increased to $52.4 million, or $.58 per diluted share, from prior-year second quarter core earnings of $49.5 million, or $.55 per diluted share.
Core operating margin improved to 13.5% from 12.9%, driven by higher volume, better productivity and reduced material costs, partially offset by weaker prices and a stronger dollar.

The company's actual reported earnings were $42.2 million, or $.47 per diluted share, compared with the prior year's second quarter net loss of $64.5 million, or $.72 per diluted share. These amounts reflect $16.3 million, or $.11 per share, of restructuring-related transition and other costs incurred in the second quarter this year.
Included in 1997's second quarter earnings were $137.2 million, or $1.11 per share, of restructuring charges and $23.6 million, or $.16 per share, of restructuring-related transition and other non-recurring costs incurred.

Second quarter net sales were up 3% to $692 million from $674 million in the same period last year, including the negative effects of pricing and currency translation. Unit sales volume from ongoing businesses was up 3%. This increase was led by the Mac Tools(r) and U. S. consumer tools components of the mechanics tools business and fastening systems in North America. Mac Tools had double-digit percentage sales growth again this quarter.

"This was the eleventh consecutive quarter in which core earnings per share grew, the last six while we have been undergoing fundamental changes in virtually every aspect of our business," said John M. Trani, Chairman and Chief Executive Officer. "The quarter began with very weak volume growth due to slowing of our European markets and management of inventories to lower levels by our larger customers. Toward the latter part of May, sales volumes returned to previous levels and incoming orders were strong. Our improvement in core operating margin shows continued progress toward establishing the lower cost structure necessary to continue our investments for growth."

                         Page 5 of 9 Pages



Core gross margins were up to 35.5%, from 34.9% in 1997, as higher unit volume and cost reduction efforts impacted the consumer tools, entry doors, mechanics tools and Mac
Tools(r) margins positively. In addition, as expected, the Mac Direct(tm) venture, provided higher gross margin that was somewhat offset by selling, general and administrative expenses which were 22.1% of sales, the same as in last year's second quarter. While the reallocation of resources continues to have a positive effect on gross margins, there is greater spending on brand and product development.
Management continues to gauge the latter to achievement of restructuring savings.

Restructuring-related transition costs represent consulting, moving, start-up and duplicative facility costs. Other costs excluded from "core" results include year-2000 systems compliance costs. As previously announced, the company expects to incur approximately $100 million of such restructuring-related transition and other costs during the two-year period from mid-1997 through mid-1999.

The company also announced today that its Board of Directors approved a third quarter dividend of $.215 per share on the company's common stock, an increase of 7.5% over the second quarter dividend of $.20 per share. The dividend is payable on Tuesday, September 29, 1998 to shareholders of record at the close of business on Tuesday, September 8, 1998.

Mr. Trani stated: "We are proud that 1998 dividend payments will extend our records for the longest consecutive annual and quarterly dividend payments of any industrial company on the New York Stock Exchange. This marks the 31st consecutive year in which we are able to increase the annual dividend payment to our shareholders."

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and door systems for professional, industrial and consumer use.


Investors    Gerard J. Gould                 Media     Vance N. Meyer
Contact:     Director, Investor Relations   Contact:   Director, Communication
             (860) 827-3833 office                          & Public Affairs
             (860) 658-2718 home                       (860)  827-3871 office
                                                       (203)  929-9502 home

The Stanley Works corporate press releases are available through PR Newswire's "Company News On-Call" service. By FAX: dial 1-800-758-5804, ext. 874363 or on the internet at: http://www.prnewswire.com or http://www.StanleyWorks.com.


                    Page 6 of 9 Pages


                 THE STANLEY WORKS AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
        (Unaudited, Millions of Dollars Except Per Share Amounts)



                             Second Quarter           Six Months
                            1998       1997        1998       1997

Net Sales                $ 691.8    $ 673.6     $ 1,363.7  $ 1,320.2

Costs and Expenses
  Cost of sales            448.9      446.1         883.9      877.5
  Selling, general and
    administrative         166.1      153.8         337.2      307.0
  Interest - net             5.2        4.4          10.0        8.7
  Other - net                4.1       13.6           6.9       17.2
  Restructuring and
    asset write-offs           -      137.2             -      132.6

                           624.3      755.1        1,238.0   1,343.0

Earnings (Loss) before
    income taxes            67.5      (81.5)         125.7     (22.8)

Income Taxes                25.3      (17.0)          47.1       5.0

Net Earnings (Loss)       $ 42.2    $ (64.5)     $    78.6  $  (27.8)

Net Earnings (Loss) Per
    Share of Common Stock

     Basic                $ 0.47    $  (.72)     $    0.88  $  (0.31)

     Diluted              $ 0.47    $  (.72)     $    0.87  $  (0.31)

Dividends per share       $ 0.20    $  0.185     $    0.40  $   0.37

Average shares outstanding
    (in thousands)

     Basic                89,405      89,525        89,442     89,443

     Diluted              90,442      89,525        90,464     89,443







                      Page 7 of 9 Pages


                  THE STANLEY WORKS AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                   (Unaudited, Millions of Dollars)

                                                 July 4         June 28
                                                   1998            1997

ASSETS
   Cash and cash equivalents                   $    77.4       $   107.6
   Accounts receivable                             502.9           457.1
   Inventories                                     372.0           323.4
   Other current assets                             87.4            52.8

        Total current assets                     1,039.7           940.9

   Property, plant and equipment                   487.6           508.3
   Goodwill and other intangibles                  104.1            73.6
   Deferred income taxes                            37.2            47.6
   Other assets                                     97.4            96.4

                                               $ 1,766.0       $ 1,666.8

LIABILITIES AND SHAREHOLDERS' EQUITY
   Short-term borrowings                       $   132.8       $    76.4
   Accounts payable                                172.7           114.6
   Accrued expenses                                224.3           213.6
   Accrued restructuring                            77.7            85.6

        Total current liabilities                  607.5           490.2

   Long-term debt                                  272.0           295.8
   Other long-term liabilities                     240.6           164.1
   Shareholders' equity                            645.9           716.7

                                               $ 1,766.0       $ 1,666.8
















                          Page 8 of 9 Pages
                        THE STANLEY WORKS AND SUBSIDIARIES
                             PRICE/VOLUME INFORMATION
                          (Unaudited, Millions of Dollars)
NET SALES
                                            Second Quarter
                                             Unit    ACQ/
                           1998     Price   Volume   DVT    Currency   1997
INDUSTRY SEGMENTS
     Tools
       Consumer         $ 183.7       1%       1%      -      (3)%  $ 184.5
      Industrial         151.1       -        4%      -       -      145.3
       Engineered         197.9      (2)%      4%      5%     (1)%    186.4

         Total Tools      532.7       -        3%      2%     (2)%    516.2

     Hardware              86.3      (1)%      2%      -      (1)%     86.2
     Specialty Hardware    72.8       2%       7%     (6)%    (1)%     71.2

       Consolidated     $ 691.8       -        3%      1%     (1)%  $ 673.6

GEOGRAPHIC AREAS
     United States      $ 502.7       -        5%       -       -   $ 479.7
     Europe               109.6       -       (1)%      6%    (2)%    106.3
     Other Areas           79.5       1%      (2)%      -     (8)%     87.6

       Consolidated     $ 691.8       -        3%       1%    (1)%  $ 673.6

                                             Year to Date
                                              Unit    ACQ/
                           1998     Price   Volume   DVT   Currency    1997
INDUSTRY SEGMENTS
     Tools
       Consumer       $   356.7       1%       2%      -     (4)% $   358.9
       Industrial         302.2       -        7%      -      -       281.5
       Engineered         386.3      (2)%      5%      6%    (1)%     358.5

         Total Tools    1,045.2       -        5%      2%    (2)%     998.9

     Hardware             182.6      (2)%      5%      -     (1)%     179.3
     Specialty Hardware   135.9       2%       4%     (9)%   (1)%     142.0

       Consolidated   $ 1,363.7       -        5%      -     (2)% $ 1,320.2

GEOGRAPHIC AREAS
     United States    $   978.4      (1)%      7%     (1)%    -   $   935.5
     Europe               229.5       1%       3%      7%    (4)%     214.1
     Other Areas          155.8       1%      (1)%    (1)%   (8)%     170.6

       Consolidated   $ 1,363.7       -        5%      -     (2)% $ 1,320.2


                        Page 9 of 9 Pages